UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 8, 2025
MGM Resorts International
(Exact name of Registrant as Specified in its Charter)

Delaware	001-10362	88-0215232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3600 Las Vegas Boulevard South, Las Vegas, Nevada  89109
(Address of principal executive offices – Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 693-7120
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	MGM	New York Stock Exchange	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CRF § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CRF § 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2025, MGM Resorts International, a Delaware corporation (the “Company”), entered into an employment agreement with William Hornbuckle, President and Chief Executive Officer of the Company (the “Employment Agreement”), replacing Mr. Hornbuckle’s existing agreement, which was dated as of September 1, 2022 and had a termination date of August 31, 2026, given the importance of ensuring that Mr. Hornbuckle continue to lead the Company for the long term. The Employment Agreement provides for a term until December 31, 2028 with a minimum base salary remaining at $2,000,000 per year.

The Employment Agreement provides for an annual target bonus equal to 250% of Mr. Hornbuckle’s base salary; provided that, any amounts paid in excess of 150% of Mr. Hornbuckle’s target bonus will be paid in fully vested deferred restricted stock units payable in 33% installments over the 3-year period following the grant date (and subject to acceleration in the event Mr. Hornbuckle’s employment with the Company is terminated for any reason) (“DRSUs”).

The Employment Agreement also provides that, subject to the discretion of the Human Capital and Compensation Committee (the “Committee”) of the Board, Mr. Hornbuckle will be eligible for annual equity grants in 2025, 2026, 2027 and 2028 with an expected value of $10,000,000 each year, consistent with his prior agreement. Annual equity awards are expected to be provided 50% in the form of performance share units and 50% in the form of restricted stock units. The Employment Agreement further provides Mr. Hornbuckle with certain other benefits and perquisites, which are discussed in detail in the Agreement.

The Employment Agreement also provides for a special one-time cash bonus of $8,000,000 (less applicable tax withholdings) (the “Signing Bonus”). The Signing Bonus is subject to Mr. Hornbuckle’s continued employment with the Company through the end of the term. If Mr. Hornbuckle is terminated for cause or voluntarily resigns (other than for good cause) then Mr. Hornbuckle will reimburse the Company a pro-rata amount based on days employed after the effective date of the Employment Agreement compared to days from the effective date through December 31, 2028.

In the event of a termination of Mr. Hornbuckle’s employment as the result of his death or a termination by the Company due to disability, the Company will pay Mr. Hornbuckle one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy). In the event of death or disability, Mr. Hornbuckle will not be required to reimburse the Company for a pro-rata portion of the Retention Bonus.

The Employment Agreement further provides that the at the end of the term, the Company will offer Mr. Hornbuckle a new employment agreement as a Special Advisor and member of the Board of the Japan Integrated Resort project for a monthly salary of $25,000 through the opening of the project. The Company also agreed to consider in good faith a success bonus, payable in cash, upon the opening of the Japan Integrated Resort project.

In the event of a termination by the Company for no cause or by Mr. Hornbuckle for good cause prior to the end of the term of the Hornbuckle Employment Agreement or for the 12-month period thereafter, Mr. Hornbuckle will receive (i) one and a half times (A) his annual base salary as in effect on May 8, 2025 and (B) his target bonus, payable in 12 monthly installments and (ii) a lump sum payment equal to the cost of 24 months of COBRA coverage payable in 12 monthly installments. In the event of such termination, Mr. Hornbuckle will not be required to reimburse the Company for a pro-rata portion of the Retention Bonus. Any such severance payments will be subject to applicable taxes and Mr. Hornbuckle’s execution and non-revocation of a general release of claims.

The Employment Agreement also contains a non-compete covenant generally prohibiting Mr. Hornbuckle from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the Employment Agreement. In addition, the Employment Agreement mandates that Mr. Hornbuckle’s confidentiality obligations continue even after his termination of employment.

The foregoing description is not a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Hornbuckle Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, effective as of May 8, 2025, by and between the Company and William Hornbuckle.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MGM Resorts International

Date: May 8, 2025	By:	/s/ Jessica Cunningham
Name: Jessica Cunningham
Title: Senior Vice President, Legal Counsel and Assistant Secretary